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                                   EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES
          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK


                                                      FOR THE SIX MONTHS ENDED JUNE 30
                                 --------------------------------------------------------------------------
                                             1998                                         1997
                                 --------------------------------------------------------------------------
                                    Income       Shares     Per-Share    Income       Shares      Per-Share
                                 (Numerator)  (Denominator)  Amount    (Numerator) (Denominator)   Amount
                                 -----------  ------------- ---------  ----------- -------------  ---------
                                                  (In Thousands, Except for Share Amounts)
Net income ...................   $   38,760                            $   30,786
Less: preferred stock dividend           73                                    77
                                 ----------                            ----------
Basic Earnings Per Share .....       38,687        50,283   $   0.77       30,709       49,901    $    0.62
                                                            --------                              ---------

Effect of Dilutive Securities:
Stock options ................                      1,042                     283

Convertible preferred stock ..           73           260                      77          280

6% convertible debentures ....          775         1,088                     747        1,088

5 3/4% convertible debentures           566           762                     531          762
                                 ----------        ------              ----------       ------
Diluted Earnings per Share ...   $   40,101        53,435   $   0.75   $   32,064       52,314    $    0.60
                                 ----------        ------   --------   ----------       -------   ---------



                                                 FOR THE THREE MONTHS ENDED JUNE 30
                                 ----------------------------------------------------------------------------
                                            1998                                           1997
                                 ----------------------------------------------------------------------------
                                   Income       Shares     Per-Share     Income        Shares       Per-Share
                                (Numerator)  (Denominator)   Amount    (Numerator)  (Denominator)     Amount
                                -----------  ------------- ---------   -----------  -------------   ---------
                                               (In Thousands, Except per Share Amounts)
Net income ...................    $27,060                                 $20,009
Less: preferred stock ........         36                                      38
                                  -------                                 -------
Basic Earnings Per Share .....     27,024       50,206       $  0.54       19,971       49,984      $   0.40
                                                             -------                                --------


Effect of Dilutive Securities:
Stock options ................                     863                                     264

Convertible preferred stock ..         36          258                                      38           277

6% convertible debentures ....        775        2,175                                     747         2,175

5 3/4% convertible debentures         566        1,524                                     531         1,524
                                  -------       ------                                  ------      --------
Diluted Earnings per Share ...    $28,401       55,026       $  0.52      $21,287       54,224      $   0.39
                                  -------       ------       -------      -------       ------      --------


     Note:
              Earnings per common share was computed by dividing net income, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock outstanding during each period.

              Diluted earnings per common share was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.